Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” in the Prospectus and in “Portfolio Holdings Disclosure” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference in the Statement of Additional Information of our report dated December 17, 2015, on the October 31, 2015 financial statements and financial highlights of Principal Funds, Inc., filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 187 to the Registration Statement under the Securities Act of 1933 (No. 033-59474).

/s/ Ernst & Young LLP
Minneapolis, Minnesota
November 18, 2016